EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Carbon Credits International on Form S-1 of our audit report, dated September 6, 2008, relating to the accompanying balance sheet as of October 31, 2007 and the related statements of operations, stockholders’ deficit, and cash flows from inception (October 15, 2007) through October 31, 2007, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV
09/09/2008